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                                                                     EXHIBIT 2.1

                             HUTA "ZAWIERCIE" S.A.
                            WITH ITS REGISTERED SEAT
                                  IN ZAWIERCIE

                            SHARE PURCHASE AGREEMENT

                           MADE ON THIS JULY 22, 2003

                                 BY AND BETWEEN

                                 IMPEXMETAL S.A.

                                       AND

                      COMMERCIAL METALS (INTERNATIONAL) AG

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                            SHARE PURCHASE AGREEMENT
    RELATING TO HUTA "ZAWIERCIE" SPOLKA AKCYJNA WITH ITS REGISTERED SEAT IN
                                    ZAWIERCIE

This agreement, hereinafter referred to as the "AGREEMENT" is made on this July 22, 2003 in Warsaw, by and between:

IMPEXMETAL S.A. with its registered seat in Warsaw, 00-842 Warsaw, ul. (pound)ucka 7/9, a joint stock company entered in the Register of Entrepreneurs by the District Court for the Capital City of Warsaw, XIX Commercial Division of the National Court Register, under number 0000003679, hereinafter referred to as the "SELLER", represented by:

Jerzy Kaminski, President of the Management Board, and
Krzysztof Adamski, Member of the Management Board.

and

COMMERCIAL METALS (INTERNATIONAL) AG with its registered seat in Baar, Switzerland, a company entered in the Principal Register kept by the Commercial Registers Office of the Zug Canton, under number CH-170.3.010.397-2, hereinafter referred to as the "BUYER", represented by:

Hanns Zollner, President,
Ruedi Auf der Maur, Managing Director.

The Seller and the Buyer shall hereinafter be jointly referred to as the "PARTIES", and individually as a "PARTY".

                                    PREAMBLE

WHEREAS:

(A) The Seller owns 9,954,359 (nine, nine hundred and fifty-four thousand, three hundred and fifty-nine) ordinary registered series A shares of PLN 10 (ten) par value per share, of Huta "Zawiercie" S.A. with its registered seat in Zawiercie.

(B) The Seller intends to sell and the Buyer intends to buy the shares referred to in section (A) of the Preamble on the terms and conditions set forth herein;

(C) As it is required to obtain relevant consents and permits to transfer the ownership title to the shares referred to in section (A) of the Preamble, to the Buyer, and it is required further for the Parties to cooperate with third parties in performance of the specific obligations referred to in the Agreement, the Parties express their determination to obtain all the relevant consents and permits and to perform all the obligations referred to in the Agreement on as soon as possible basis;

(D) In anticipation of execution of this Agreement on July 22, 2003, the Seller procured that the supervisory board of Huta Zawiercie S.A. dismissed certain members of the management board of that company and appointed a person designated by the Buyer in their stead; furthermore, the Seller caused the supervisory board of Huta Zawiercie S.A. to limit the number of members of the management board to two only;

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NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

                                   ARTICLE 1
                                  DEFINITIONS

1.1 Unless the content or context of this Agreement require otherwise, all the capitalized terms used throughout this Agreement shall have the meanings assigned thereto below:

             SHARES means 9,954,359 (nine million, nine hundred fifty-four thousand, three hundred fifty-nine) ordinary registered series A shares of PLN 10 (ten) par value per share, of the Company with numbers as evidenced in the list attached hereto as Schedule No. 1, jointly constituting 71.1% of the Company's share capital and representing 71.1% of the voting power at Company's general meeting of shareholders;

             ESCROW BANK             means Bank Polska Kasa Opieki S.A. with its
                                     registered seat in Warsaw, a joint stock company entered in the Register of Entrepreneurs by the District Court for the Capital City of Warsaw, XIX Commercial
                                     Division of the National Court Register, under number 0000153588;

             BRE BANK means BRE Bank S.A. with its registered seat in Warsaw, a joint stock company entered into the Register of Entrepreneurs by the District Court for the Capital City of Warsaw, XIX Commercial Division of the National Court Register under number 0000025237;

             DEPOSIT means the deposit kept by the Escrow Bank pursuant to the Deposit Agreement;

             SETTLEMENT DATE         means the date occurring two (2) business
                                     days prior to the Closing Date, on which the Seller, on the terms and conditions set forth in Article 2.5 settles or procures settlement of all due and payable receivables of (i) the entities of the Company Group; and (ii) the Seller and the entities of the Seller's Group;

             COOPERATION             means the date occurring two (2) business
             AGREEMENTS'             days prior to the Closing Date on which the
             SETTLEMENT DATE         Seller, on the terms and conditions defined
                                     in Article 2.6, settles the Cooperation
                                     Agreements with the Company;

             CLOSING DATE            means the date on which the ownership title
                                     to the Shares will be transferred to the Buyer;

             EXECUTION DATE          the date of signing the Agreement by the
                                     Buyer and the Seller;

             COMPANY GROUP           means all or any, as the context requires,
                                     of the following companies: (i) Hutsprzet
                                     Sp. z o.o.; (ii) Elserw Sp. z o.o.;

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                                     (iii) Energomedia Sp. z o.o., (iv) Kolhut
                                     Sp. z o.o., (v) Centroz(3)om Katowice Sp. z o.o., (vi) Putex Sp. z o.o., (vii) HZ Format Sp. z o.o., (viii) HZ Service Sp. z o.o., (ix) Centrum Zawiercie Sp. z o.o.,
                                     (x) Scrapena S.A., (xi) Scrap-Service Sp. z o.o.; and (xii) the Company;

             SELLER'S GROUP          means all or, if the context so requires,
                                     any of the Seller's subsidiaries or
                                     affiliates, as defined in the Commercial
                                     Companies Code, excluding the entities of the Company Group;

             CONFIDENTIAL            means (i) any and all information and
             INFORMATION             documents in possession of any Party, its
                                     employees, representatives and advisors and relating to the entities from the Company
                                     Group; and (ii) information concerning this Agreement;

             MATERIAL ADVERSE        means:
             CHANGE                  (a) any change, except for any changes
                                     resulting from market conditions,
                                     particularly any changes resulting from the seasonal character of operations of the entities of the Company Group, whether or not foreseeable or known as of the Execution Date, excluding however, any changes known by the Buyer on the Execution
                                     Date, that, individually or in the
                                     aggregate with any such other changes,
                                     events or effects, is or could reasonably be expected to (whether or not such change, event or effect has, at the time in question, manifested itself in the financial statements of the entities of the Company Group) result in (i) a reduction of fixed assets by PLN 75,000,000 (seventy five million), (ii) an increase in liabilities by PLN 100,000,000 (one hundred million), or (iii) a reduction in company equity by PLN 40,000,000 (forty million), in each case, of the Company Group taken as a whole as compared to the standing of the Company Group as of May 31, 2003, or
                                     (b) any material casualty, or damage
                                     (whether or not covered by insurance) to any facility, property, or equipment in possession of the entities of the Company
                                     Group which results or is reasonably
                                     expected to result in non-planned stoppage of production with respect to melting and rolling of steel products by the Company for more than forty five (45) days.

             COMMERCIAL              means the act of September 15, 2000 - the
             COMPANIES CODE          Commercial Companies Code (Dz.U. No. 94,
                                     item 1037, as amended);

             BUYER means COMMERCIAL METALS (INTERNATIONAL) AG, with its registered seat in Baar, Switzerland, a company entered in the Principal Register kept by the

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                                     Commercial Registers Office of the Zug
                                     Canton, under number CH-170.3.010.397-2; a copy of an extract from the register of the Commercial Registers Office of the Zug Canton relating to the Buyer is attached as Schedule No. 2 to the Agreement;

             IMPEX DEBT VALUE        means the amount of outstanding debts of
                                     the Seller and the entities of the Seller's
                                     Group after a proper Settlement had been made, such amount not exceeding PLN
                                     1,000,000 (one million);

             HZ DEBT VALUE           means the amount of outstanding debts of
                                     the entities of the Company Group after a proper Settlement has been made, such amount not exceeding PLN 1,000,000 (one million);

             ESCROW AMOUNT           means PLN 20,000,000 (twenty million);

             MAXIMUM AMOUNT          means PLN 250,000 (two hundred and fifty
                                     thousand) increased by the goods and
                                     services tax (VAT) due thereon;

             DEDUCTIBLE              means the amount provided in the
                                     Cooperation Agreements' Settlement Notice and in the representation of the Company
                                     (approved by the Buyer's Representative), attached to the Cooperation Agreements'
                                     Settlement Notice;

             IMPEX DEBT              means the amount provided in the Settlement
             DEDUCTIBLE              Notice and in the representation of the
                                     Company (approved by the Buyer's
                                     Representative), such amount constituting the outstanding debts of the Seller and the entities of the Seller's Group, established after a proper Settlement had been made, and exceeding PLN 1,000,000 (one million);

             HZ DEBT INCREASE        means the amount provided in the Settlement
                                     Notice and in the representation of the
                                     Company (approved by the Buyer's
                                     Representative), such amount constituting the outstanding debts of the entities of the Company Group, established after a proper Settlement had been made, and exceeding PLN 1,000,000 (one million);

             SETTLEMENT AMOUNT       means the value of receivables which have
                                     not been settled, provided in the
                                     Settlement Notice and in the representation of the Company (approved by the Buyer's
                                     Representative) attached to the Settlement
                                     Notice;

             COOPERATION             means the value of receivables which have
             AGREEMENTS'             not been settled, provided in the
             SETTLEMENT AMOUNT       Cooperation Agreements' Settlement Notice
                                     and in the representation of the Company
                                     (approved by the Buyer's Representative), attached to the Notice of Cooperation
                                     Agreements'

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                                     Settlement;

             TOTAL PURCHASE PRICE    means the total price of purchase of the
                                     Shares, as defined in Article 2.2 of the Agreement, which may be increased or decreased in accordance with Article 2.5 or
                                     Article 2.6 hereof;

             INFORMATION             means the information memorandum relating
             MEMORANDUM              to the Company and prepared by BRE
                                     Corporate Finance S.A. with its registered seat in Warsaw;

             BREACH OF AGREEMENT     means any action or omission by a relevant
                                     Party, as referred to in Article 9.2
                                     hereof;

             NOTARY means a notary designated by the Buyer, acting as a person of public trust and performing actions referred to in the Notary's Office Law of February 14, 1991 (unified text Dz.U. 2002, No. 42, item 369, as amended);

             TERM FOR MAXIMUM        means the term between May 31, 2003 and the
             AMOUNT                  Cooperation Agreements' Settlement Date;

             REPRESENTATION WITH     means the Seller's representation delivered
             INSTRUCTIONS RELATING   to the Buyer not later than one day prior
             TO THE FIRST PART OF    to the Closing Date, designating one or
             PURCHASE PRICE          several bank accounts to which the Buyer
                                     will transfer the First Part of Purchase
                                     Price; the form of Representation with
                                     Instructions Relating to the First Part of
                                     Purchase Price is attached as Schedule No.
                                     3 to the Agreement;

             NOTICE OF WAIVER OF     means a BRE Bank's representation,
             BRE BANK'S SECURITY     substantially in the form and content
             INTEREST                attached hereto as Schedule No. 4, or any
                                     other document issued by BRE Bank to
                                     confirm expiry of BRE Bank's Security
                                     Interest;

             NOTICE OF WAIVER OF     means a PKO BP's representation,
             PKO BP'S SECURITY       substantially in the form and content
             INTEREST                attached hereto as Schedule No. 5, or any
                                     other document issued by PKO BP to confirm expiry of PKO BP's Security Interest;

             NOTICE OF WAIVER OF     means a WFOS's representation,
             WFOS'S SECURITY         substantially in the form and content
             INTEREST                attached hereto as Schedule No. 6, or any
                                     other document issued by WFOS to confirm expiry of WFOS's Security Interest;

             FIRST PART OF PURCHASE  means the sum of: (i) PLN 40,000,000 (forty
             PRICE million) and (ii) total value of the Seller's liabilities as of the Closing Date established on the basis of the Impexmetal Credit Facility Agreements referred to in the BRE Bank Agreement, provided that the liability to repay the foreign exchange credit facility granted to the Seller in Euros shall be defined in PLN on the basis of the EUR buy rate used by BRE Bank on the date of defining the

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                                     First Part of Purchase Price, provided that
                                     such sum will not be greater than PLN
                                     120,000,000 (one hundred and twenty
                                     million);

             PKO BP means Powszechna Kasa Oszczednooeci Bank Polski S.A. with its registered seat in Warsaw, a joint stock company entered into the Register of Entrepreneurs by the District Court for the Capital City of Warsaw, XX Commercial Division of the National Court Register, under number 0000026438;

             PLN means the Polish zloty - the legal tender in Poland;

             BRE BANK AGREEMENT      means the agreement between the Seller, the
                                     Buyer and BRE Bank which was made on the Execution Date and which comes into force after execution hereof; a copy of the BRE
                                     Bank Agreement is attached herewith as
                                     Schedule No. 7;

             UOKIK PRESIDENT         means the President of the Office for
                                     Protection of Competition and Consumers as referred to in the Protection of Competition and Consumers Act of December
                                     15, 2000 (Dz.U. No. 122, item 1319, as
                                     amended);

             BUYER'S REPRESENTATIVE  means Mr. Ludovit Gajdos, who was appointed on July 22, 2003, by the Company's
                                     supervisory board, to the Company's
                                     management board, or any other person who is appointed to the Company's management board in accordance with the Buyer's written request;

             SELLER'S                means Mr. Marek Rozga, or any other person
             REPRESENTATIVE          who, prior to the Execution Date or
                                     thereafter, is appointed to the Company's
                                     Management Board in result of Seller's
                                     direct or indirect actions, and who is not the Buyer's Representative;

             BANK'S                  means the representatives of BRE Bank and
             REPRESENTATIVES         of PKO BP who may take part in the Closing;

             SETTLEMENT              means an accurate settlement, on the terms
                                     and conditions defined in Article 2.5
                                     hereof, of due and payable receivables
                                     under agreements, trade orders and
                                     performance of any other actions (excluding
                                     Cooperation Agreements) of: (i) entities of the Company Group and (ii) the Seller and the entities of the Seller's Group;

             COOPERATION             means a settlement made on the terms and
             AGREEMENTS'             conditions defined in Article 2.6 hereof of
             SETTLEMENT              all due and payable Seller's receivables
                                     with respect to the Company, as provided in the Cooperation Agreements;

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             COMPANY                 means Huta "Zawiercie" S.A. with its
                                     registered seat in Zawiercie, 42-400
                                     Zawiercie, at ul. Pi(3)sudskiego No. 82, a joint stock company entered into the Register of Entrepreneurs by the District Court in Katowice, Commercial Division of the National Court Register under number 0000017925; the share capital of the Company amounts to PLN 140,000,000 (one hundred forty million) and is divided into 14,000,000 (fourteen million) ordinary registered series A shares of PLN 10 (ten) par value each; an up-to-date copy of an extract from the Register of Entrepreneurs of the National Court Register, relating to the Company, is attached hereto as Schedule No. 8;

             SELLER means IMPEXMETAL S.A. with its registered seat in Warsaw, 00-842 Warsaw, ul.L ucka 7/9, a joint stock company entered in the Register of Entrepreneurs by the District Court for the Capital City of Warsaw, XIX Commercial Division of the National Court Register, under number 0000003679; an up-to-date copy of an extract from the Register of Entrepreneurs of the National Court Register, relating to the Seller, is attached hereto as Schedule No. 9;

             STATUTE means the Company statute as made on December 27, 1995, as later amended, an updated wording of which is attached as Schedule No. 10 hereto;

             PARTY means the Seller or the Buyer, depending on the context, and if used in plural shall mean both the Seller and the Buyer;

             AGREEMENT               means this agreement, including all
                                     schedules which shall constitute an
                                     integral part thereof;

             DEPOSIT AGREEMENT       means the deposit agreement made between
                                     the Parties and the Escrow Bank on the
                                     Execution Date; a form of Deposit Agreement is attached hereto as Schedule No. 11;

             ESCROW ACCOUNT          means the escrow account agreement made
             AGREEMENT               between the Parties and the Escrow Bank on
                                     the Execution Date; a form of Escrow
                                     Account Agreement is attached hereto as
                                     Schedule No. 12;

             KNOW-HOW                means the agreement made between the
             AGREEMENT               Company and the Seller on March 10, 1999
                                     (No. BNDF/118/03/99), subsequently amended by the following annexes: No. 1 of January
                                     10, 2002, No. 2 of November 29, 2002, No. 3
                                     of December 20, 2002, such agreement having been effectively terminated, and all the Seller's receivables under that agreement having been paid; a complete copy

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                                     of the Know-How Agreement is attached
                                     hereto together with the Cooperation
                                     Agreements as Schedule 13;

             COOPERATION             means all or, as the context may require,
             AGREEMENTS              each of the following agreements made
                                     between the Company and the Seller: (i)
                                     license agreement on the use of trade mark of April 29, 1998, amended by annex No.
                                     1/2003 of February 17, 2003 and annex No
                                     2/2003 of April 8, 2003, pursuant to which the Seller granted the Company a license for the logo, trade mark and the mixed logo-trade mark sign of Impexmetal; (ii) consulting services agreement made on
                                     February 3, 2003 pursuant to which the
                                     Seller renders strategic advice,
                                     operational advice, financial advice and public relations advice services; (iii) an agreement made on November 28, 2002 pursuant to which the Company agreed to pay the Seller a fee for the security interests granted by the Seller for third party receivables against the Company; true and complete copies of the Cooperation
                                     Agreements (including the Know-How
                                     Agreement) are attached as Schedule No. 13 hereto;

             CONDITIONS TO           mean all, or as the context requires any of
             PURCHASE                the conditions precedent and events listed
                                     in Article 3.1 hereof;

             WFOS means Wojewodzki Fundusz Ochrony aerodowiska i Gospodarki Wodnej (Voivodship Fund for Protection of the Environment and Water Management) in Katowice, 40-035 Katowice, at ul. Plebiscytowa 19;

             BRE BANK'S SECURITY     means the security interests granted by the
             INTERESTS               Seller to BRE Bank in relation to the
                                     credit facility of PLN 10,000,000 (ten
                                     million) extended to the Company by the
                                     bank pursuant to the credit facility
                                     agreement No. 11/161/03/2/VV dated May 22,
                                     2003; those security interests include: (i)
                                     Seller's suretiship (poreczenie) for up to PLN 10,000,000 (ten million) in accordance with the guarantor's (poreczyciel) representation of May 21, 2003; (ii) an ordinary and a registered pledge on 688,064
                                     (six hundred and eighty-eight thousand,
                                     sixty-four) shares of Aluminium Konin -
                                     Impexmetal S.A. with its registered seat in Konin, pursuant to the pledge agreement of May 23, 2003 between the Seller and BRE
                                     Bank, provided that the ordinary pledge
                                     created on those shares shall expire once the registered pledge is entered into the register of pledges;

             PKO BP'S SECURITY       means the security interests granted by the
             INTERESTS               Seller to PKO BP, in relation to a credit
                                     facility of PLN 30,000,000 (thirty million) extended to the Company of by the bank pursuant to the agreement No.
                                     202-127/2/I/28/202 dated

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                                     November 29, 2002; those security interests
                                     include: (i) five blank promissory notes issued by the Company, paid for up to PLN 6,000,000 (six million) each, with the Seller's guarantee (aval) on each such promissory note, (ii) registered pledge on 1,714,114 (one million, seven hundred and fourteen thousand, one hundred fourteen) shares of Aluminium Konin - Impexmetal S.A. with its registered seat in Konin, entered in the registered of pledges on May 14, 2003;

             WFOS'S SECURITY         means the security interests granted by the
             INTERESTS               Seller to WFOS in relation to a loan of PLN
                                     8,100,000 (eight million, one hundred
                                     thousand) extended to the Company pursuant to a loan agreement No. 243/2002/89/OA/od/P dated December 19, 2002; the security interest consists of a suretship
                                     (poreczenie) of repayment of the loan,
                                     granted by the Seller for up to the
                                     principal of PLN 2,430,000 (two million, four hundred and thirty thousand) including all interest accrued on such principal, costs and contractual penalties, under the guarantee agreement (umowa poreczenia) made between the Seller and WFOS on December 19, 2002;

             CLOSING                 means Buyer's purchase of the Shares;

             SETTLEMENT NOTICE       means any Seller's written notification on
                                     the Settlement to which the Company's
                                     representation is attached (approved by the Buyer's Representative) confirming that an accurate Settlement has been made; form of Settlement Notice is attached hereto as Schedule No. 14.

             COOPERATION             means written notice to the Seller that the
             AGREEMENTS'             Cooperation Agreements' Settlement has been
             SETTLEMENT NOTICE       made, accompanied by Company's
                                     representation (approved by the Buyer's
                                     Representative) confirming the accuracy of the Cooperation Agreements' Settlement and defining, the Deductible, if any; form of Cooperation Agreements' Settlement Notice is attached hereto as Schedule No. 15.

                                    ARTICLE 2
              SHARE PURCHASE, ADDITIONAL OBLIGATIONS OF THE PARTIES

2.1 Share Purchase. On the terms and subject to the conditions set forth in the Agreement, the Seller covenants to sell and to deliver the Shares to the Buyer and the Buyer covenants to buy the Shares and pay the Total Purchase Price to the Seller on the Closing Date.

2.2 Purchase Price. Subject to Article 2.5 and Article 2.6. The purchase price per one Share shall be PLN 20.0917 (twenty and 917/1000), and the Total Purchase Price for all the Shares shall be PLN 200,000,000 (two hundred million).

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2.3      Escrow Account. On the Execution Date the Parties and the Escrow Bank
         will enter into the Escrow Account Agreement pursuant to which the Escrow Bank will open and maintain an Escrow Account for the benefit of the Buyer. For the purposes of securing performance of Buyer's obligations defined in Article 2.7.2 through the end of 2.7.8, within three (3) business days after the Execution Date, however not earlier than within three (3) days from the date of execution of the Escrow Agreement, the Buyer will pay the Escrow Amount to the Escrow Account. On the Closing Date the Escrow Amount shall be credited towards Buyer's payment of the Total Purchase Price. All interest on the Escrow Amount and other benefits earned on the Escrow Amount being deposited on the Escrow Account shall be enjoyed by the Buyer, regardless of which Party is actually paid the amount on such account in accordance with the Escrow Account Agreement. The costs of opening and keeping the Escrow Account shall be borne by the Buyer. The terms and conditions regulating withdrawal of the Escrow Amount from the Escrow Account as well as other terms and conditions of such agreement shall be set forth in detail in the Escrow Account Agreement.

2.4 Deposit Agreement. On the Execution Date the Parties and the Escrow Bank will enter into a Deposit Agreement pursuant to which the Escrow Bank will open and maintain the Deposit. For the purposes of securing payment to the Buyer of an amount equal to the Escrow Amount in case of Seller's failure to perform the obligations defined in Article 2.8.2 through the end of 2.8.9, except, however, for the Seller's obligations referred to in Article 4.14, 4.16, 4.17, 4.18 and 4.21 which are referred to in Article 2.8.6, on the Execution Date the Seller will place a blank promissory note in the Deposit. The Seller's promissory note shall include the following information: (i) designation of the Buyer as the entity in favor of which or at the instructions of which the payment should be made; (ii) the date of issuance of the promissory note; (iii) the location where the promissory note was issued; (iv) signature of the Seller as the issuer of the promissory note. Should the promissory note be released to the Buyer in accordance with the Deposit Agreement, the Buyer shall be authorized to: (i) fill in the promissory note with a sum of not more than PLN 20,000,000 (twenty million) as the promissory note sum, provided that such amount may be increased by the stamp duty payable with respect to the promissory note including the promissory note sum as evidenced on such promissory note;
         (ii) specify the date of payment of the promissory note (provided that such promissory note payment date shall be a business day occurring seven calendar days from the date of Buyer's dispatch of a registered letter to the Seller to notify the Seller that the promissory note was filled out in accordance with this Agreement), (iii) designate the location of payment of the promissory note; (iv) present the promissory note filled in with the elements designated in this clause to the Seller for payment. The costs of opening and maintaining the Deposit shall be borne by the Buyer. The terms and conditions on which the promissory note will be released from the Deposit as well as other regulations will be specified in detail in the Deposit Agreement.

2.5 Settlement between the Seller and the Entities of the Seller's Group and the Entities from the Company Group. Two (2) business days prior to Closing Date ("SETTLEMENT DATE"), the Seller covenants, in agreement with the Buyer and the Buyer's Representative, to make all endeavors to settle, and with respect to the entities from the Seller's Group it covenants to make all the endeavors to procure settlement of all mutual due and payable receivables of (i) the entities of the Company Group, and (ii) the Seller and the entities of the Seller's Group, such receivables resulting from any agreements (except for the Cooperation Agreements), trade orders or other deeds between the entities from the Company Group and the Seller or the entities from the Seller's Group ("SETTLEMENT"). On the date following the Settlement Date the Seller covenants to notify the Buyer in writing that the Settlement has been made ("SETTLEMENT NOTICE"), by including with the Settlement Notice the Company's representation (approved by the Buyer's Representative) confirming accurate, full and complete Settlement, and if no full and complete settlement of all matured receivables has been made, a representation of the Company (approved by the Buyer's Representative) and defining the total amount of matured receivables remaining to be settled ("SETTLEMENT AMOUNT").

         2.5.1 In the event that the Settlement Amount is not greater than PLN 1,000,000 (one million), the Buyer or the Seller, respectively, covenant to procure: (i) in the event that the Settlement Amount constitutes the outstanding debts of the Seller and the entities from the Seller's Group ("IMPEX DEBT VALUE"), the Seller covenants to procure that the Impex Debt Value is repaid within 5 (five ) business days after the Closing Date; (ii) in the event that the Settlement Amount constitutes the outstanding debts of the entities from the Company Group ("HZ DEBT VALUE"), the Buyer covenants to procure repayment of the HZ Debt Value within five (5) business days after the Closing Date. For the purposes of securing performance of the Seller's obligation to procure repayment of the Impex Debt Value or the Buyer's obligation to procure repayment of the HZ Debt Value, respectively, the Seller or the Buyer, respectively, covenant that no later than on the date preceding the Closing Date but no earlier than on the date of accurate Settlement, they shall grant a surety (poreczenie) of repayment of such debts. The form of the surety referred to in the preceding sentence is attached hereto as Schedule No. 16.

         2.5.2 In the event that the Settlement Amount is greater than PLN 1,000,000 (one million) and the Settlement Amount constitutes outstanding debts of the Seller and the entities from the Seller's Group ("IMPEX DEBT DEDUCTIBLE"), the Buyer shall decrease the Total Purchase Price by the Impex Debt Deductible. In the event that the Settlement Amount is greater than PLN 1,000,000 (one million) and the Settlement Amount constitutes outstanding debts of the entities from the Company Group ("HZ DEBT INCREASE"), the Buyer will pay the Total Purchase Price increased by the HZ Debt Increase. If, in result of application of the above procedure, the Total Purchase Price is decreased by the Impex Debt Deductible or increased by the HZ Debt Increase, the Buyer or the Seller, as the case may be, covenant to procure that the entities whose matured receivables have not been settled within the scope of the Settlement do not request repayment of debts thereunder from (i) the Seller or the entities from the Seller's Group in case of decrease of the Total Purchase Price by the Impex Debt Deductible, or (ii) the entities from the Company Group in case of increase of the Total Purchase Price by the HZ Debt Increase.

2.6 Cooperation Agreements' Settlement. Two (2) business days prior to the Closing Date ("COOPERATION AGREEMENTS' SETTLEMENT DATE") the Seller, in agreement with the Company, the Buyer's Representative and the Buyer, covenants to settle all the due and payable receivables of the Seller under the Cooperation Agreements ("COOPERATION AGREEMENTS' SETTLEMENT"). The Seller and the Company will make the Cooperation Agreements' Settlement on the basis of the terms and conditions defined in the Cooperation Agreements. On the date following the Cooperation Agreements' Settlement Date the Seller covenants to notify the Buyer in writing that the Cooperation Agreements' Settlement has been made ("COOPERATION AGREEMENTS' SETTLEMENT NOTICE"), by including with the Cooperation Agreements' Settlement Notice the Company's representation (approved by the Buyer's Representative) confirming accurate, full and complete Cooperation Agreements' Settlement and specifying the Deductible, as referred to below, or if no full and complete Cooperation Agreements' Settlement has been made, the Company's representation (approved by the Buyer's Representative) designating the total amount remaining to be settled ("COOPERATION AGREEMENTS' SETTLEMENT AMOUNT") and designating the Deductible, as referred to below. In the event that the Deductible is designated in the Cooperation Agreements' Settlement Notice and in the Seller's and the Company's representation attached to such notice, the Buyer shall decrease the Total Purchase Price by the Deductible. In the event that no full and complete Cooperation Agreements' Settlement has been made, the Buyer covenants to procure that the Company pays the Cooperation Agreements' Settlement Amount to the Seller within 5 (five) business days after the Closing Date. For the purposes of securing the obligation to procure the Buyer's repayment of the Cooperation Agreements' Settlement Amount no later than on the date preceding the Closing Date, but no earlier than after making the accurate Cooperation Agreements' Settlement, the Buyer covenants to grant a surety for repayment of such amount. The form of surety (poreczenie) referred to in the preceding sentence is attached as Schedule No. 17 hereto.

         2.6.1 Calculation of the Deductible. In the event that in the period between May 31, 2003 and the Cooperation Agreements' Settlement Date ("TERM FOR MAXIMUM AMOUNT") the Seller's remuneration and receivables (including the costs incurred by the Seller) under the consulting services agreement of February 3, 2003, in any of the months within the Term of Maximum Amount, exceed PLN 250,000 (two hundred and fifty thousand) increased by the goods and services tax (VAT) due thereon ("MAXIMUM AMOUNT"), the Seller shall be obliged to provide in the Cooperation Agreements' Settlement Notice, which shall be confirmed by the Company's representation (approved by the Buyer's Representative), the total amount paid to the Seller or the amount of Company's outstanding debts in that respect, constituting the sum of the amounts which exceed the Maximum Amount established for each of the months in the Term for Maximum Amount ("DEDUCTIBLE"). In the event that a Deductible exists, the Buyer shall decrease the Total Purchase Price by the Deductible.

2.7 Additional Covenants of the Buyer. Subject to other terms and conditions of this Agreement which define the Buyer's covenants, the Buyer covenants, in particular:

         2.7.1 to deposit the Escrow Amount in the Escrow Account within three (3) business days of Execution Date, however not earlier than within three (3) days from execution of the Escrow Agreement;

         2.7.2 to duly perform Buyer's obligations as defined in the BRE Bank Agreement;

         2.7.3 to procure approval by the Buyer's Representative of the accuracy of the Settlement and the Cooperation Agreements' Settlement;

         2.7.4 to pay to the Buyer's account at BRE Bank, the First Part of Purchase Price no later than on the day preceding the Closing Date, however not earlier than within three (3) days from receipt of Seller's and BRE Bank's notice on the final definition of the First Part of Purchase Price; and refrain from, until the Closing Date inclusive, issuing any instructions with regards to such amounts, except for giving instructions of transfer of specific amounts (which, in aggregate, do not exceed the First Part of Purchase Price) to the bank accounts designated in the Representation with Instructions Relating to the First Part of Purchase Price;

         2.7.5 to procure, no later than on the Closing Date, Seller's release from the PKO BP Security Interests and the BRE Bank Security Interests, which release cannot contain any other conditions other than the terminating condition constituting the Buyer's failure to buy the Shares; no later than three (3) business days prior to the Closing Date the Buyer shall deliver to the Seller either documents or draft documents relating to execution of this obligation; the contents of the documents and draft documents delivered to the Seller within such time should correspond to the contents of the documents which will be presented to the Seller on the Closing Date;

         2.7.6 to procure, no later than on the Closing Date, Seller's release from the WFOae's Security Interests, which waiver cannot contain any conditions other than the terminating condition of Buyer's failure to buy the Shares, no later than three (3) business days prior to the Closing Date the Buyer shall deliver to the Seller either documents or draft documents relating to execution of this obligation; the contents of the documents and draft documents delivered to the Seller within such time should correspond to the contents of the documents which will be presented to the Seller on the Closing Date;

         2.7.7    to collect the share certificates for the Shares;

         2.7.8    to pay the Total Purchase Price for the Shares.

2.8 Additional Covenants of the Seller. Subject to other terms and conditions of this Agreement which define the Seller's covenants, the Seller covenants, in particular:

         2.8.1 to deliver, on the Execution Date, however not earlier than on the date of execution of the Deposit Agreement, the Seller's blank promissory note to the Deposit maintained by the Escrow Bank;

         2.8.2 to duly perform the Seller's obligations as defined in the BRE Bank Agreement and, in particular, to define, in agreement with BRE Bank, no later than within five (5) business days prior to the Closing Date, the amount of the First Part of Purchase Price and to advise the Buyer that the First Part of Purchase Price has been defined no later than four (4) business days prior to the Closing Date;

         2.8.3 to procure that until the date on which it will be possible to hold a Company's general meeting at which the Buyer would be able to exercise voting rights attached to the Shares, neither the general meeting nor the supervisory board of the Company, unless the Buyer decides otherwise, shall dismiss or suspend the Buyer's representative in his/her duties as a Company's management board member; in the event that the Seller finds that the Buyer's Representative acts to the detriment of the Company or that, in relation to performing duties related to acting as member of the Company's management board, he/she performs other illegal actions, the Buyer shall not deny its consent for the Buyer's Representative's dismissal without justified reasons; in case of Buyer's Representative dismissal regardless of the Buyer's consent of once such consent has been given, the Seller shall procure that the dismissed Buyer's Representative is replaced by another person designated by the Buyer to serve on the Company's management board so that at the time of Buyer's Representative's dismissal another person designated by the Buyer would be effectively appointed in his/her stead;

         2.8.4 to procure that the Company's management board, in the period between the Execution Date and the Closing Date, shall consist of two members, including the Buyer's Representative, unless the Buyer decides otherwise;

         2.8.5 to procure, no later than on the Closing Date, expiry of all encumbrances on the Shares, subject to Buyer's proper performance of the BRE Bank Agreement;

         2.8.6 to make an accurate Settlement and the Cooperation Agreements' Settlement as well as terminate the Cooperation Agreements and duly perform other obligations of the Seller as referred to in
                  Article 4 of the Agreement;

         2.8.7 to grant Seller's consent, in the form as required by law, for the Buyer to apply to the relevant tax office, acting on the basis of Article 306g of Tax Ordinance, for a certificate stating any outstanding tax liabilities of the Seller, such consent being granted on such date that will allow to receive the certificate within three (3) days prior to the Closing Date; such consent will be granted to the Buyer within five
                  (5) days from the date of Seller's receipt of the Buyer's request, provided that the Buyer will make the request for the consent no later than on the second business day after satisfaction of the Conditions to Purchase as referred to in
                  Article 3.1.3 and 3.1.4; form of Seller's consent referred to in this Article is attached hereto as Schedule No. 18;

         2.8.8 to grant Seller's consent, in the form as required by law, for the Buyer to apply to the relevant social insurance office
                  (ZUS) for a certificate evidencing the Seller's outstanding liabilities with respect to social or health insurance premiums or any other premiums, payables and public duties which are collected by social insurance offices, such consent being granted within the time allowing to receive the certificate within three (3) days prior to the Closing Date; the above consent will be granted to the Buyer within five (5) days from the date of Seller's receipt of the Buyer's request, provided that the Buyer will make the request for the consent no later than on the second business day after satisfaction of the Conditions to Purchase as referred to in Article 3.1.3 and 3.1.4; form of Seller's consent referred to in this Article is attached hereto as Schedule No. 19;

         2.8.9 to deliver to the Buyer the share certificates for the Shares on the Closing Date.

                                   ARTICLE 3
                      CONDITIONS TO BUYER'S SHARE PURCHASE

3.1 Catalogue of Conditions to Purchase. Subject to Article 3.4 the obligations referred to in Article 2.1 shall be performed after the occurrence of all the events, performance of obligations and satisfaction of all the conditions precedent referred to in this Article (the events, performance of obligations and conditions precedent defined in this Article shall hereinafter be jointly referred to as the "CONDITIONS TO PURCHASE"). The transfer of the ownership title to the Shares to the Buyer shall occur after all the following Conditions to Purchase have been satisfied:

         3.1.1 on the Execution Date, execution of the Escrow Account Agreement and the Buyer's payment of Escrow Amount to the Escrow Account;

         3.1.2 on the Execution Date, execution of the Deposit Agreement and delivery of the Seller's blank promissory note to the Deposit kept by the Escrow Bank;

         3.1.3 receipt of UOKiK President's decision with unconditional consent for concentration as defined in the Protection of Competition and Consumers Act of December 15, 2000 (Dz.U. 2000, No. 122, item 1319, as amended), consisting of the Buyer's acquisition of the Shares, or after the statutory period for such decision to be issued has lapsed;

         3.1.4 receipt of a permit of the Minister of Internal Affairs and Administration for Buyer's purchase of the Shares which constitute a majority stake in the Company's share capital, as required by the Acquisition of Real Estate by Foreigners Act of March 24, 1920 (Dz.U. 1996, No. 54, item 245, as amended);

         3.1.5 payment to the Buyer's account at BRE Bank, of the First Part of Purchase Price and refraining, until the Closing Date inclusive, from issuing any instructions with respect to such amount except for the ability to issue instructions to transfer relevant amounts (the aggregate of which shall not be greater than the First Part of Purchase Price) to the bank accounts designated in the Representation with Instructions relating to the First Part of Purchase Price;

         3.1.6 the Buyer procuring that the Seller is released from the PKO BP's Security Interests by: (i) obtaining the Notice of Waiver of PKO BP's Security Interest which waiver may contain a terminating condition consisting of Buyer's failure to purchase the Shares, or (ii) delivery to the Seller of an irrevocable and payable on first demand bank guarantee for an amount corresponding to the amount which PKO BP may demand from the Seller in relation to enforcement of PKO BP's rights under the PKO BP's Security Interests, or (iii) any other form of security provided by the Buyer in agreement with the Seller; or (iv) full and complete repayment of Company debts which have been secured by the PKO BP Security Interests; and the Buyer procuring that the Seller is released from the BRE Bank's Security Interests by: (i) obtaining the Notice of Waiver of BRE Bank's Security Interest which waiver may contain a terminating condition consisting of Buyer's failure to purchase the Shares, or (ii) delivery to the Seller of an irrevocable and payable on first demand bank guarantee for an amount corresponding to the amount which BRE Bank may demand from the Seller in relation to enforcement of BRE Bank's rights under the BRE Bank's Security Interests, or (iii) any other form security provided by the Buyer in agreement with the Seller; or (iv) full and complete repayment of Company debts which have been secured by the BRE Bank Security Interests;

         3.1.7 the Buyer procuring that the Seller is released from the WFOae's Security Interests by either (i) procuring a Notice of Waiver of WFOae's Security Interests, which waiver may contain a terminating condition consisting of Buyer's failure to purchase the Shares or (ii) delivering to the Seller an irrevocable, payable on first demand bank guarantee for the amount corresponding to the amount which WFOae's may demand from the Seller in relation to enforcement of WFOae's rights under the WFOae's Security Interests, or (iii) any other form security provided by the Buyer in agreement with the Seller; or (iv) full and complete repayment of Company debts which have been secured by the WFOae Security Interests;

         3.1.8 the Seller procuring expiry of all encumbrances on the Shares no later than on the Closing Date;

         3.1.9 making an accurate Settlement and Cooperation Agreements' Settlement;

         3.1.10 confirmation, through relevant certificates issued by a tax office and the social insurance office (ZUS) appropriate for the Seller that the Seller has no outstanding tax liabilities or liabilities with respect to social and health insurance premiums or any other premiums, payables and public dues on the Closing Date;

         3.1.11   there being no Material Adverse Change;

         3.1.12   due performance of the Seller's covenants referred to in
                  Article 4 (except for 4.14, 4.16, 4.17, 4.18, 4.21) within the period between the Execution Date and the Closing Date.

3.2 Parties Cooperation with Regards to Satisfaction of the Conditions to Purchase. The Parties covenant to take all legal and factual actions which may be reasonably required for all the Conditions to Purchase to be satisfied on as soon as possible basis. Furthermore, the Parties covenant to notify each other of satisfaction of the specific Conditions to Purchase immediately upon such satisfaction, however not later than within seven (7) days of becoming aware of satisfaction of a relevant Condition to Purchase. The notice of satisfaction of a relevant Condition to Purchase should be accompanied by a copy of respective document evidencing satisfaction of the Condition to Purchase, provided that such document is required to be issued in relation to satisfaction of the Condition to Purchase.

3.3 Conditional Decision of the UOKiK President. In the event that in the decision on consent for concentration consisting of Buyer's purchase of the Shares the UOKiK President imposes certain additional obligations on the Buyer, the Buyer may, at its own discretion, either (i) covenant to perform the additional obligations specified in such decision; or
         (ii) withdraw from the Agreement. The Buyer covenants to advise the Seller of its decision within fourteen (14) days from the date of delivery of the UOKiK President's conditional consent referred to in this clause.

3.4 Waiver of Conditions to Purchase. The Parties jointly represent that except for the Conditions to Purchase referred to in Article 3.1.3 and 3.1.4: (i) the Buyer shall have the right to waive, at any time, all or any of the Conditions to Purchase provided in Article 3.1.2 and in Articles 3.1.8 through 3.1.12; and (ii) the Seller shall have the right to waive, at any time, all or any of the Conditions to Purchase provided in Article 3.1.1 and in Articles 3.1.5 through 3.1.7. If a waiver is granted, the Party granting such waiver shall deliver to the other Party written representation on waiver of all or the relevant Conditions to Purchase. Unless the Parties jointly decide otherwise, the consequence of any such waiver will be that a relevant Condition to Purchase will be deemed satisfied on the date designated in the representation of the Party granting the waiver which, however, cannot occur earlier than on the 7th (seventh) and no later than on the 14th (fourteenth) day from the date of dispatching the waiver to the other Party.

                                    ARTICLE 4
                                 INTERIM PERIOD

4.1 Operation of Business by Entities of the Company Group. Except as contemplated by this Agreement or with the prior written consent of the Buyer or the Buyer's representative, during the period starting from the Execution Date and until the Closing, the Seller covenants to procure that the Seller's Representative cooperates with the Buyer's Representative and the Buyer so that the entities of the Company Group conduct their respective businesses and operations according to the entities of the Company Group' ordinary and usual course of business and use all best efforts to (i) preserve intact the entities of the Company Group' properties, assets and business operations, (ii) take reasonable action to keep available the services of executive and employees of each of the entities of the Company Group, (iii) maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with the entities of the Company Group. The Seller shall cause the Seller's Representative to cooperate with the Buyer's Representative so that none of the entities of the Company Group, take any of the following actions from the Execution Date until the Closing, without the prior written consent of the Buyer's Representative or the Buyer:

         4.1.1 issue, sell, pledge, transfer, or propose the issuance, sale, pledge or transfer, of shares in the share capital of any class in entities of the Company Group, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other securities convertible into shares in the entities from the Company Group;

         4.1.2 redeem, purchase or otherwise acquire any outstanding shares of the share capital of any entity of the Company Group;

         4.1.3 effect any recapitalization, share split or like change in the share capital of any entity of the Company Group;

         4.1.4 create or modify any privileges or preferences with respect to any shares in the entities of the Company Group's share capital;

         4.1.5 acquire shares in any joint stock company, limited liability company or enter into any partnership agreement, merger agreement or effect a transformation of a corporate form of any entity of the Company Group or enter into any other agreements having similar effects;

         4.1.6 except as required for the transactions contemplated by this Agreement, propose or adopt any amendment to the articles of association or statute of any entity of the Company Group;

         4.1.7 sell, transfer, pledge or otherwise dispose of any of its shares, material property, assets or enterprise, or an organized part of enterprise, or pledge, mortgage or otherwise encumber any of its shares, material property, assets or enterprise, or an organized part of enterprise of any entity of the Company Group;

         4.1.8 enter into, amend, modify, cancel or breach any agreement or unilateral commitment or take any other action providing for payment or in-kind performance with a value exceeding PLN 1,000,000 (one million) or an equivalent of this sum in other currency, or enter into, amend, modify, cancel or breach any contracts or agreements or unilateral commitments or take any series of other actions in connection with the same transaction or related transactions or with the same person or affiliates of such person providing in aggregate for payment or in-kind performance with a value exceeding PLN 1,000,000 (one million) or an equivalent of this sum in other currency;

         4.1.9 enter into, amend, cancel or breach any agreements outside the ordinary course of business by any of the entities of the Company Group relating in particular to gas and energy supply, and sale or purchase of certain products, in particular electrodes, rolled products, supply of refractory products, bearings, steel scrap, granulated aluminum products and aluminum wire rods;

         4.1.10 enter into any contract or agreement or unilateral commitment which restrains, restricts, limits or impedes the ability of any entity of the Company Group to compete with or conduct any business or line of business in any geographic area;

         4.1.11 except as contemplated herein, assume any unilateral commitments with regards to the Seller or entities of the Seller's Group nor enter into, amend, cancel or breach any agreement with the Seller or any such entities;

         4.1.12 declare or pay any dividend or other distribution in respect to any capitals of any of the entities of the Company Group;

         4.1.13 take any action resulting in assuming any unilateral commitment having the effect of increased indebtedness of the entities of the Company Group nor enter into, amend, cancel or breach any credit facility or loan agreement;

         4.1.14 except for those commitments involving capital expenditures disclosed in Schedule 20 attached hereto, enter into any unilateral commitment or agreement or series of unilateral commitments or agreements involving capital expenditures (or commitments) exceeding PLN 500,000 (five hundred thousand) or an equivalent of such sum in other currency;

         4.1.15 enter into any agreement with any individual for employment or the provision of services to any of the entities of the Company Group for an amount in excess of PLN 100,000 (one hundred thousand) per year or an equivalent of such sum in other currency, or amend, cancel or breach the terms of employment of any executive (particularly a management board member) whose remuneration is greater than PLN 60,000 (sixty thousand) per year or the equivalent of such sum in other currency (a "KEY EMPLOYEE"), or otherwise increase the compensation or benefits payable to any Key Employee or member of supervisory board of any of the entities of the Company Group; this clause shall not apply to the individuals or additional competencies granted to those individuals as referred to in Schedule No. 21 to the Agreement;

         4.1.16 enter into, amend, cancel or breach any collective labor agreement of any entity of the Company Group,

         4.1.17 enter into any agreement resulting in acquiring by the Company of ownership or/and perpetual usufruct of any real estate or fraction of real estate, including the separate ownership of premises.

4.2 CONDUCT OF TAX AFFAIRS. The Seller shall cause the Seller's Representative to cooperate with the Buyer's Representative in order to provide the Buyer's Representative with access to all material communications with taxation authorities regarding the entities of the Company Group.

4.3 Delivery of Financial Statements and Reports. The Seller shall cause the Seller's Representative to cooperate with the Buyer's Representative in order to allow the Buyer's Representative access to, in particular, monthly financial statements presenting the results of operations and the balance sheet for each of the entities of the Company Group for each month not later than on the 30th (thirtieth) day of the following month after such statements are made. The Seller shall cause that from the Execution Date until the Closing Date, the Seller's Representative will cooperate with the Buyer's Representative in such a manner that the entities of the Company Group provide the Buyer's Representative with reports on sales, receivables, liabilities and reserves and minutes of meetings of respective supervisory boards and the management boards of the entities of the Company Group, for each month, not later that on the 15th (fifteenth) day of each month.

4.4 Litigation. The Seller shall cause that the Seller's Representative will cooperate with the Buyer's Representative so that the entities of the Company Group promptly inform the Buyer's Representative about any pending or threatened litigation, arbitration, mediation or administrative proceedings concerning the entities of the Company Group which could result in payment or in-kind performance by the entities of the Company Group with a value in excess of PLN 50,000 (fifty thousand) or the equivalent of such sum in other currency or any other litigation, arbitration, mediation of administrative proceedings that could have a material adverse change on the entities of the Company Group or their respective businesses.

4.5 Notifications to the Company Counterparties. If required by any agreements made by the Company, the Seller covenants to procure that the Seller's Representative will cooperate with the Buyer's Representative so that the Company, immediately after the Execution Date, would notify parties to such agreements of the Seller's intention to sell the Shares or request those parties to take a position as far as continuing to perform under such agreements in relation to the Seller's intention to sell and subsequently the Seller's sale of the Shares.

4.6 Notifications to the Company Group Counterparties, Excluding the Company. If required by any agreements made by entities of the Company Group, excluding the Company, the Seller covenants to procure that the Seller's Representative will cooperate with the Buyer's Representative so that such entities of the Company Group, immediately after the Execution Date, would notify parties to such agreements of the Seller's intention to sell the Shares or request those parties to take a position as far as continuing to perform under such agreements in relation to the Seller's intention to sell and subsequently the Seller's sale of the Shares.

4.7      Manner of Cooperation.  The Parties resolve that:

         4.7.1 in performance of the obligation to cooperate as referred to in Article 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.8, 4.9 of the
                  Agreement, the Seller's Representative, prior to taking any of the actions referred to in those Articles, shall obtain the consent of either the Buyer's Representative or the Buyer for performance of any such action;

         4.7.2 should the Buyer's Representative find that the Seller's Representative does not cooperate, the Buyer's Representative shall immediately advise the

                  Seller of any such fact in writing by explaining the circumstances in the notice; the Seller's obligation to ensure cooperation shall be deemed satisfied if the Seller does procure the Seller's Representative to cooperate in a given matter within three (3) days, and if certain actions are required to be taken by the Company's supervisory board, within ten (10) days from the date of receipt of the Buyer's Representative's notice of no-cooperation;

         4.7.3 if the Buyer's Representative did not advise the Seller of a lack of cooperation on the part of the Seller's
                  Representative, the Seller's obligation to ensure cooperation in any given matter is deemed as satisfied.

4.8 Access to Company Information. During the period from the Execution Date to the Closing Date, the Seller shall not cause, directly or indirectly, that the Buyer's Representative or any other persons specifically designated by the Buyer in agreement with the Seller, are denied access to the books, records, facilities, properties, assets and other information related to operations of the Company. The Seller shall not cause, directly or indirectly, that the Buyer's Representative or other persons specifically designated by the Buyer in agreement with the Seller, are deprived of the possibility to demand and receive information from appropriate managers, directors, officers, employees and representatives of the Company such matters related to the transactions provided for herein. Furthermore, the Seller, at the Buyer's request, will provide the Buyer with information on activities of the Company's supervisory board.

4.9 Access to Information on the Company Group, Excluding the Company. During the period from the Execution Date to the Closing Date, the Seller shall not cause, directly or indirectly, that the Buyer's Representative is denied access to the books, records, facilities, properties, assets and other information related to operations of the entities of the Company Group, excluding information relating to the Company, with regards to which such access has been regulated in
         Article 4.8. The Seller shall not cause, directly or indirectly, that the Buyer's Representative is deprived of the possibility to demand and receive information from appropriate managers, directors, members of the supervisory board, officers, employees and representatives of the entities of the Company Group, excluding information relating to the Company, with regards to which such access has been regulated in
         Article 4.8, with regards to any matters related to the transactions provided for herein.

4.10     Settlement and Termination of Cooperation Agreements. Subject to
         Article 2.6, the Seller shall ensure that no later than on the Closing Date all the Cooperation Agreements are settled and terminated without any liability for any such termination or any other liabilities under such agreements or resulting from termination thereof against the Buyer or the Company. Standard form of termination of the agreements referred to in this Article is attached hereto as Schedule No. 22.

4.11 Actions of the Seller Acting as Company Shareholder. Unless otherwise provided by this Agreement, the Seller shall not, during the period starting from the Execution Date and until the Closing, exercise the rights enjoyed thereby due to holding the ownership title to the Shares on the terms and conditions as provided by this Article.

         4.11.1 During the period starting from the Execution Date and until the Closing, the Seller shall not, without the prior written consent of the Buyer:

                  (a) sell, pledge, transfer, or propose the sale, pledge or transfer, of any Shares or securities convertible into any Company shares, or any rights, warrants or options to acquire any Company shares;

                  (b) enter into a merger agreement with respect to the Company or effect a transformation of a corporate form of the Company or enter into any other agreements having similar effects;

                  (c) unless the Buyer decides otherwise, vote "in favor" or "against" or abstain from vote with respect to the Shares at any Company's general meeting in relation to adoption of resolutions regarding the following matters: (i) review and approval of the Management Board's report on the Company's operations as well as the financial report for the previous financial year and approving the performance of duties by members of the Company authorities; (ii) distribution of profits or coverage of losses; (iii) change of the scope of Company's business; (iv) amendment of the Statue; (v) increase or decrease of the share capital or any other changes of the structure of the Company's share capital; (vi) redemption of Company shares; (vii) division or transformation of the Company or Company's merger with another company; (viii) dissolution or liquidation of the Company; (ix) issuance of bonds; (x) transfer or lease of the enterprise, creation of a right of usufruct thereon and purchase or sale of any real property or a share in a real property and a collection of tangible and intangible assets which could constitute a separate enterprise; (xi) dismissal or suspension of Company management board members in their duties; (xii) establishment of the number of member of Company's supervisory board as well as appointment or dismissal of the Company's supervisory board members; (xiii) increase or decrease of remuneration of supervisory board members; (xiv) creation or cancellation of any other capitals or special purpose funds of the Company; (xv) specification of the manner of use of Company's net profit; (xvi) purchase of Company's own shares; (xvii) mandatory buy out of shares owned by shareholders representing less than 5% of the Company's share capital; (xviii) any resolutions relating to claims for redress of injuries caused in the course of exercising management or supervision;
                           (xix) exclusion or restriction of preemptive rights with respect to newly issued shares;

                  (d) prior to the Closing Date, the Seller SHALL take all the factual and legal actions required to convene a general meeting of shareholders of the Company which will be held not earlier than seven (7) and not later that 15 (fifteen) business days after the Closing Date. The agenda for such shareholders' meeting shall include points relating to: (i) changes in the Company's supervisory board; and (ii) amendments of the Statute with respect to eliminating restrictions regarding satisfaction of specific conditions by candidates for members of the Company's management board.

4.12     Company's Supervisory Board and Management Board.

         4.12.1 Unless otherwise provided by this Agreement, the Seller shall take all actions necessary to ensure that between the Execution Date and the date on which the supervisory board members, excluding the supervisory board member appointed by the Company's general meeting from among the candidates designated by the State Treasury, are not effectively dismissed or do not effectively resign, the Company's supervisory board, without the prior written consent of the Buyer, which shall not be unreasonably withheld, shall not take any resolutions in the following matters: (i) any amendments to the supervisory board by-laws; (ii) approval of the Company's management board by-laws; (iii) entering into contracts of employment with members of the management board;
                  (iv) establishment of principles and amount of remuneration for management board members; (v) appointment and dismissal of the president, individual members or the entire management board; (vi) suspension in their duties, due to important reasons, of the president and the specific members of the management board or the entire management board; (vii) delegating one or several members of the supervisory board for temporary performance of duties of a management board member, in case of suspension or dismissal of management board members or the entire management board or if the management board, due to other reasons, is unable to act; (viii) granting the management board consent for sale of fixed assets not related to the scope of Company's operations, having the value of more than one twentieth of the share capital; (ix) expressing consent for taking any credit facilities or loans, sale or purchase of any fixed assets having the value in excess of the PLN equivalent of EUR 300,000 (three hundred thousand); (x) consenting for extending any sureties (poreczenia) of a one time value of EUR 300,000 (three hundred thousand) or extending to a single entity sureties for a total of the equivalent of EUR 300,000 (three hundred thousand) in a single year; (xi) consenting for creation or accession to any commercial law companies within the scope not reserved for the general meeting; (xii) approval of any annual business and investment plans for the Company; (xiii) consenting for assumption of credit facilities, selling or acquiring fixed assets having the value greater than 1/10 of the Company's share capital; and (xiv) consenting for purchase or sale of any real property or a share in any real property. Furthermore, at the Buyer's written request made not earlier than on the date on which the Conditions to Purchase referred to in Article 3.1.3 and 3.1.4 have been satisfied, but not later than ten (10) days prior to the Closing Date, the Seller covenants to cause that the Company's supervisory board established the number of management board members at three
                  (3) members and appointed the person designated by the Buyer to the Company's management board. The resolutions referred to in the preceding sentence may contain a condition precedent of the Buyer's purchase of the Shares by December 15, 2003. The form of supervisory board resolution is attached as Schedule No. 23 hereto.

         4.12.2 The Seller shall cause the resignation or dismissal of all members of the Company's supervisory board on or prior to the Closing Date, except for the Company's supervisory board member appointed by the Company's shareholders meeting from among the candidates designated by the State Treasury. The form of resignation of a Company supervisory board member is attached herewith as Schedule No. 24.

         4.12.3 Prior to the Closing Date, the Seller shall take all necessary actions to ensure that after the Closing Date the Buyers' representatives will be able to hold the positions of members of the Company's management board, in particular, the Seller shall amend the by-laws of the Company's management board in order to remove all restrictions on qualifications for candidates for members of the Company's management board, except for the conditions defined in the Statute.

4.13 Release of Encumbrances. Prior to the Closing Date, the Seller shall take all actions necessary to release the existing pledges and all other encumbrances over the Shares, in such a manner as to enable the Buyer to purchase the Shares free of any pledges and encumbrances on the Closing Date.

4.14 Confidentiality. Prior to the Closing Date, the Buyer shall, except to the extent required by any laws in force, keep confidential, and shall use its reasonable best efforts to cause to be kept confidential by its affiliates, representatives and the Buyer's Representative, all information concerning the Seller or the entities of the Company Group disclosed by the Seller or its representatives to the Buyer or its representatives prior to the Execution Date or hereafter in connection with this Agreement or the consummation of the transactions contemplated hereby. None of such information shall be used in any manner other than in connection with the Parties' due performance of this Agreement and the transactions contemplated hereby.

4.15 Additional Documents. Subject to the terms and conditions set forth herein, each of the Parties agrees to take all actions in compliance with applicable laws and regulations to consummate and make effective as promptly as practicable the obligations under this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the Parties shall take all such necessary action.

4.16 Consents and Approvals. The Parties each shall cooperate with one another and shall use all efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits and consents, or to confirm that the transactions contemplated by this Agreement are exempt from the obligation to get any such permits and consents. Each Party shall keep all other Parties apprised of the status of any inquiries made of such Party by any governmental authority, court or other public authority with respect to this Agreement.

4.17 Public Announcements. The Buyer and the Seller shall consult with each other and shall mutually agree in writing (the agreement of each such Party, in such respect, not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law; provided, however, that each of the Buyer and the Seller shall give prior notice to the other of the content and timing of any such press release or other public statement.

4.18 Information on Bankruptcy Petitions or Motions for Opening of Arrangement Proceedings. In the event of filing, or becoming aware of a third party filing a motion for declaration of bankruptcy or opening of arrangement proceedings of one of the Parties, the Party which filed such motion or became aware of a motion relating to it being filed, shall be obliged to immediately advise the other Party thereof in writing.

4.19 NOTICE OF CERTAIN CHANGES. From the Execution Date until the Closing Date, each of the Parties shall immediately notify the other Party in writing upon becoming aware of (i) the occurrence, or likely occurrence, of any Material Adverse Change or (ii) the occurrence of any other event that has, or is likely to have, the effect of rendering untrue any of the representations and warranties made by a Party or the Company in Article 6 or Article 7 hereof respectively.

4.20 EXCLUSIVITY. During the term of this Agreement, the Seller shall (i) discontinue all negotiations with any other person, and shall not enter into any new negotiations regarding the acquisition, transfer, encumbrance or redemption of any of the Company Shares or shares of any of the entities of the Company Group, other than as contemplated by this Agreement, (ii) subject to applicable laws, restrict access to any confidential information it may have with respect to the entities of the Company Group or to the members of the respective management boards of the entities of the Company Group, and (iii) notify the Buyer immediately upon receipt of any offers or solicitations from third parties regarding the potential encumbrance or redemption of the Shares.

4.21 Non-Solicitation. Beginning on the Execution Date and continuing through the date that is two (2) years following the Closing Date the Seller and each of the entities of the Seller's Group will not directly or indirectly, except by means of a general public solicitation addressed to non-specified addressees, take any action to terminate employment or any other relation pursuant to which any specific services are rendered to any entities of the Company Group, the Buyer or any of its subsidiaries by a person who is the employee or service provider of any of the entities of the Company Group, the Buyer or its subsidiaries. This clause shall not apply to service providers who are independent outside advisors or agents of the Buyer or its subsidiaries.

                                    ARTICLE 5
                                     CLOSING

5.1 Within seven (7) business days of the date on which the last of the Conditions to Purchase referred to in Article 3.1.3 and 3.1.4 was satisfied the Parties will jointly designate the Closing Date in writing, taking into account the necessity to satisfy other Conditions to Purchase. In case the Parties fail to agree on the Closing Date, the Closing Date shall be designated by the Seller, provided that it shall enjoy such right exclusively for three (3) days after the seven day period referred to above. Should the Seller fail to designate the Closing Date within the three day period, the right to designate the Closing Date shall be exclusively enjoyed by the Buyer. The Seller or, as the case may be, the Buyer, in performance of the right to individually designate the Closing Date, may designate the Closing Date on the date which occurs not earlier than on the first business day following 21 (twenty one) day period after the date on which the Buyer sent notice to the Seller that the last of the conditions referred to in Article 3.1.3 or 3.1.4, has been satisfied, however not later than within one month from the date of delivery of such notice to the Seller. The Closing shall take place in the presence of a notary (the "NOTARY") who will accept the documents specified in
         Article 5.2.3 and 5.2.5 below to keep in deposit, and will then perform the actions referred to in Article 5.2.4 and in Articles 5.2.6 through
         5.2.8. The Closing may be participated by representatives of BRE Bank and PKO BP (the "BANK'S REPRESENTATIVES"). The Closing shall take place at the offices of Weil, Gotshal & Manges - Pawel Rymarz Sp. k., ul. Emilii Plater 53, 00-113 Warsaw, Poland, 20th floor of the Warsaw Financial Centre.

5.2 Each of the following events shall occur on the Closing Date, in the sequence as provided in this Article 5.2.

         5.2.1 The Buyer will deliver or procure delivery of the following documents to the Seller:

                  (a) a copy of the UOKiK President's consent for the concentration consisting of the Buyer's acquisition of the Shares or a representation that the statutory period for the issuance of such decision has lapsed, unless it has already delivered such copy of consent or such representation to the Seller prior to the Closing Date;

                  (b) a copy of the permit of the Minister of Internal Affairs and Administration for the Buyer to purchase the Shares which constitute a majority stake in the Company's share capital, unless it has already delivered a copy of such consent to the Seller prior to the Closing Date;

                  (c) confirmation of payment to the Buyer's bank account at BRE Bank of the First Part of Purchase Price and confirmation of BRE Bank that on the Closing Date those moneys were on such bank account;

                  (d) other documents which have not been previously delivered and which the Buyer is obliged to deliver to the Seller no later than by Closing on the terms and conditions defined in the Agreement.

         5.2.2 The Seller will or will cause delivery of the following documents to the Buyer:

                  (a) certificate issued by the Register of Pledges not earlier than on the date preceding the Closing Date, confirming that no pledges or other encumbrances on the Shares exist, except for the pledge on 8,260,717 (eight million, two hundred and sixty thousand, seven hundred and seventeen) Company shares out of the Shares which were pledged in favor of BRE Bank;

                  (b) copy of an extract from the register of treasury pledges kept by tax offices appropriate to the Seller and a copy of an extract from the Central Register of Treasury Pledges evidencing that no pledges on the Shares exist, such documents being issued not earlier than on the day preceding the Closing Date;

                  (c) evidence that the Company's shareholders meeting has been convened to perform the Seller's covenant as referred to in Article 4.11.1 subsection (d), unless such evidence has been delivered to the Buyer prior to the Closing Date;

                  (d) Representation with Instructions Relating to the First Part of Purchase Price, unless such representation was delivered to the Buyer prior to the Closing Date;

                  (e) documents confirming dismissal or resignation of all members of the Company supervisory board, except for the supervisory board member appointed by the Company's general meeting from among the candidates designated by the State Treasury;

                  (f) duly filled out and signed by the Seller motions to the relevant register of pledges for the deletion of pledge on 8,260,717 (eight million, two hundred and sixty thousand, seven hundred and seventeen) shares from among the Shares or, if the pledge has not been entered in a relevant register, motions for withdrawal of the "motions for registration of pledge on such shares", unless such motions were delivered to the Buyer prior to the Closing Date;

                  (g) evidence of termination of the Cooperation Agreements made between the Seller and the Company, as referred to in Article 4.10, unless such evidence was delivered to the Buyer prior to the Closing Date;

                  (h) representation of the Company, signed by the Company (including by the Buyer's Representative) with regards to the accuracy of the Settlement and the Cooperation Agreements' Settlement, unless such documents were delivered to the Buyer prior to the Closing Date;

                  (i) other documents which have not been previously delivered and which the Seller is obliged to deliver to the Buyer no later than by Closing on the terms and conditions defined in the Agreement, unless such documents were delivered to the Buyer prior to the Closing Date.

         5.2.3 The Seller will or will cause delivery of the following documents to the Notary:

                  (a) BRE Bank's representations on granting an unconditional consent for the sale of 8,260,717 (eight million, two hundred and sixty thousand, seven hundred and seventeen) shares from among the Shares in compliance with this Agreement;

                  (b) BRE Bank's representations on unconditional waiver of the ordinary pledge on 9,954,359 (nine million, nine hundred and fifty-four thousand, three hundred and fifty-nine), including a registered pledge on 8,260,717 (eight million, two hundred and sixty thousand, seven hundred and seventeen) Company shares from among the Shares and BRE Bank's unconditional consent for deletion of the pledge from the relevant register, or, if the pledge had not been entered in a relevant register, consent for withdrawal of the motion for registration of the pledge in the relevant register of pledges;

                  (c) power of attorney for litigation purposes to represent the Seller in any proceedings before court of proper jurisdiction in any matter for deletion of pledge or withdrawal of motion to register the pledge on Company shares, such power of attorney being granted by the Seller to persons designated by the Buyer no later than on the Closing Date, provided that the power of attorney contains the Seller's representation that the power of attorney will not be revoked until the date of deletion of the pledge or issuance by a relevant court of a decision on discontinuance of proceedings;

                  (d) global certificates for the Shares, including a representation on transfer of the Shares to the Buyer;

                  (e) confirmation evidencing payment of the Total Purchase Price, the final value of which will be established in accordance with the conditions specified in the Agreement;

                  (f) representation addressed to the Company's management board of no objections against registration of the Buyer as shareholder in the Company's share register in relation to the Buyer's purchase of the Shares.

         5.2.4 Upon receipt of the documents referred to in Article 5.2.3, the Notary will present those documents to the Buyer for it to accept their contents and confirm that they are complete.

         5.2.5 The Buyer, following acceptance of the documents in accordance with Article 5.2.4, will or will cause delivery of the following documents to the Notary:

                  (a) either Notice of Waiver of PKO BP Security Interest, including: (i) PKO BP's representation on waiver of the registered pledge on 1,714,114 (one million, seven hundred and fourteen thousand, and one hundred and fourteen) shares of Aluminium Konin - Impexmetal S.A.; (ii) consent for deletion of the registered pledge on those shares from the relevant register; (iii) five blank promissory notes with the Seller's promissory note guarantee which were issued by the Company; provided that the only condition that the above referenced PKO BP's representation and consent may contain is the terminating condition of Buyer's failure to buy the Shares; or any other document agreed prior to the Closing Date between the Buyer and the Seller, in accordance with Articles
                           2.7.5 and 3.1.6, another document releasing the Seller of the liability resulting from creation of the PKO BP Security Interests;

                  (b) either Notice of Waiver of WFOS's Security Interest or as agreed prior to the Closing Date between the Buyer and the Seller, in accordance with Articles
                           2.7.6 and 3.1.7, another document by which the Seller is released from liability resulting from creation of the WFOae's Security Interests;

                  (c) either Notice of Waiver of BRE Bank Security Interest, containing a waiver of the registered pledge on 688,064 (six hundred and eighty-eight thousand, sixty-four) shares of Aluminium Konin Impexmetal S.A. and BRE Bank's consent for deletion of the pledge from the relevant register or, if the pledge was not entered in the relevant register, consent for withdrawal of the motion for registration of the pledge in the relevant register of pledges; provided that the only condition that the above referenced BRE Bank's representation and consent may contain is the terminating condition of Buyer's failure to buy the Shares; or any other document agreed prior to the Closing Date between the Buyer and the Seller in accordance with Articles 2.7.5 and 3.1.6, another document releasing the Seller of the liability resulting from creation the BRE Bank's Security Interests;

                  (d) instructions of wire transfers accepted for execution by BRE Bank and evidencing that the First Part of Purchase Price has been made in accordance with the Representation with Instructions relating to the First Part of Purchase Price, and a document issued by BRE Bank with respect to confirmation that the accounts maintained by BRE Bank and indicated in the Representation with Instructions Relating to the First Part of Purchase Price have been credited with the First Part of Purchase Price;

                  (e) a cashier's cheque (rozrachunkowy) payable upon presentation, certified by a reputable bank, operating in Poland or a document issued by BRE Bank evidencing that the Seller's account number 11401010-00-208713-PLNCURR01-66 has been credited with the sum of the Total Purchase Price less the Escrow Amount and the First Part of Purchase Price, and increased or decreased in the events as described in Articles 2.5 and 2.6;

                  (f) confirmation of collection of the Shares from the Seller, stating that the Shares were purchased in accordance with the terms and conditions of the Agreement.

         5.2.6    The Notary, upon receipt of the documents referred to in
                  Article 5.2.5 will present such documents to the Seller for it to accept their contents and confirm that they are complete.

         5.2.7 Unless the Parties decide otherwise, the Notary will return to each Party all the documents it received from it, if the Notary finds that any of the Parties did not accept either the contents or did not confirm the completeness of the documents presented for its acceptance, or finds that he/she did not receive all the documents specified in Article 5.2.3 and in
                  Article 5.2.5 until the close of business on the Closing Date. In the event that the Closing does not occur due to any of the reasons described above and the Parties do not decide otherwise, the Notary will return to the Parties the documents he/she received from them, and if the Notary received any specific documents from a Bank's Representative, the Notary shall return such documents directly to the Bank's Representative from which he/she has originally received them.

         5.2.8 If both Parties accepted all the documents presented to them, the Notary will destroy the five blank promissory notes referred to in Article 5.2.5 (a) in the presence of the Parties and will release to the Seller all the other documents referred to in Article 5.2.5, while the documents referred to in Article 5.2.3 will be released to the Buyer.

         5.2.9 The Parties will sign a notice addressed to the Company of the change of the dominating entity for the Company, in compliance with Article 6 of the Commercial Companies Code.

         5.2.10 The Buyer and the Seller will take any and all actions to cause registration of the Buyer in the Company's share register as a new shareholder.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

6.1 Catalogue of Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

         6.1.1 The Buyer is a company duly organized, existing and operating under the laws of the Swiss Confederation;

         6.1.2 The Buyer has all the authorizations which are required by law to enter into the Agreement and to perform the specific obligations of the Buyer defined herein. The Agreement was properly entered into by the Buyer, it is binding and may be enforced against the Buyer in accordance with its terms.

         6.1.3 Buyer's execution of the Agreement is not in breach of any laws binding the Buyer nor any agreements, commitments, decisions and orders binding the Buyer or such which apply to its assets.

         6.1.4 Except as provided in Article 3.1.3 and 3.1.4 of the Agreement, the Buyer is not obliged to obtain any additional consents or permits or to make any additional notifications in relation to the execution or performance of this Agreement. Nevertheless, the Buyer represents that although there are no corporate requirements in this respect, it did obtain consent for execution of this Agreement from its parent company, Commercial Metals Company with its offices in Irving, Texas, USA, such consent conditioning execution of this Agreement on having negotiated, in the Buyer's management opinion, satisfactory conditions of this Agreement. The Buyer represents further that on the Execution Date it received, according to its knowledge, all documents and information which should be presented to the UOKiK President in relation to commencement of proceedings aimed at obtaining the permit of that authority for purchase of the Shares.

         6.1.5 The persons signing the Agreement on behalf of the Buyer are duly authorized and empowered to execute the Agreement on behalf of the Buyer.

         6.1.6 No court, arbitration or any other proceedings are pending against the Buyer before any court, administration body or government authority or a court of arbitration which could influence performance of any transactions contemplated hereby;

         6.1.7 The Buyer has the required creditability to raising financing or has funds required to perform the financial obligations of the Buyer resulting from this Agreement.

         6.1.8 The Buyer reviewed the condition of the Company's enterprise and conducted a due diligence of the Company in the period between March 3 - 6, 2003 and June 23 - 26, 2003. The Buyer conducted such due diligence and analysis of the Company's enterprise which it considered appropriate and necessary in relation to its decision to enter into the Agreement. The Buyer was able to access sources of information within the scope it thought necessary, particularly the employees (including the executives), books, records and files of the Company.

         6.1.9 The Buyer represents that it reviewed: (i) the agreement of June 24, 2003 for construction works made between the Seller and Scrapena S.A.; (ii) the agreement of June 4, 2003 entered into between the Company and OSTRANA Internationale Handelsges.m.b.H with its registered seat in Vienna, Austria;
                  (iii) the agreement of June 4, 2003 entered into between the Company and FLT - METALL HmbH with its registered seat in Dusseldorf, Germany; (iv) the Cooperation Agreements; and (v) other agreements between the entities of the Company Group and the Seller and entities of the Seller's Group which were binding on May 31, 2003. Furthermore, the Buyer represents that it reviewed the Know-How Agreement. Complete copies of such agreements referred to in this clause

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

                  and presented to the Buyer are attached hereto as Schedule No. 13 and Schedule No. 25.

         6.1.10 In relation to execution and performance of the Cooperation Agreements and the Know-How Agreement, the Buyer, following the Closing Date, will not raise any indemnity claims against the Seller or members of the Company's management board and will cause that no such claims are raised by the Company. Should the Buyer or the Company raise any such claims, the Buyer will pay a contractual penalty to the Seller in the amount equal to the sum of the damages adjudged in this respect, interest and costs of proceedings incurred by the defendant. For avoidance of doubts, the Parties jointly agree that no obligation to pay the contractual penalty as referred to above shall be created if such claims are raised by a third party; or any shareholder other than the Buyer.

         6.1.11 The Buyer reviewed Schedule No. 26 and is not aware of any information relating to the Company holding any other ownership titles or the rights of perpetual usufruct to any real property or a fractional part of a real property nor separate rights to premises other than those listed in Schedule No. 26.

         6.1.12 Subject to Article 7.1.14 the Information provided in the Information Memorandum and all other information obtained by the Buyer for the purposes of execution of the Agreement, apart from the information contained in representations and warranties of the Seller included in Article 7 of the Agreement, may not be relied on in raising any claims against the Seller or any other persons acting on behalf of the Seller or the Company, and in particular any of their: representatives, advisors and consultants.

6.2 Validity of Representations and Warranties. All the representations and warranties of the Buyer made in this Article shall remain valid and up-to-date until the Closing Date and thereafter, unless a change or expiry thereof results from the terms and conditions hereof.

                                    ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

7.1 Catalogue of Representations and Warranties. The Seller hereby represents and warrants to the Buyer that:

         7.1.1 The Seller is a joint-stock company duly organized, existing and operating under the laws Poland;

         7.1.2 The Seller has all the authorizations which are required by law to enter into the Agreement and to perform the specific obligations of the Seller defined herein. The Agreement was properly entered into by the Seller, it is binding and may be enforced against the Seller in accordance with its terms.

         7.1.3 Seller's execution of the Agreement is not in breach of any laws binding the Seller nor any agreements, commitments, decisions and orders binding the Seller or such which apply to its assets.

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

         7.1.4    Except as provided in Article 3.1.3, 3.1.4 and in Article
                  5.2.3 subsection (a), the Seller is not obliged to obtain any additional consents or permits or to make any additional notifications in relation to the execution or performance of this Agreement. The Seller represents further that on the Execution Date it delivered or caused delivery of, according to its knowledge, all documents and information which should be presented to the UOKiK President in relation to commencement of proceedings aimed at obtaining the permit of that authority for purchase of the Shares.

         7.1.5 No court, arbitration or any other proceedings are pending against the Seller before any court, administration body or government authority or a court of arbitration which could influence performance of any transactions contemplated hereby;

         7.1.6 All the Shares have been properly subscribed for or purchased and they are fully paid.

         7.1.7 No offers of sale, preemptive rights, promises to sell or purchase or any other type of third party authorization or third party liability with respect to the Shares owned by the Seller exist, including any which would authorize anyone to demand an increase or redemption of share capital of the Company.

         7.1.8 The Seller is the sole owner of its Shares and it does not have any other rights to any share in the Company's share capital. According to the best knowledge of the Seller, remaining shareholders of Company other than the Seller do not have any rights to a share in the Company's share capital, including any right to dividends, except for the rights as defined in the Statute.

         7.1.9 There are no Company shareholders agreements which the Seller would be party to and, according to the Seller's knowledge, there are no other Company shareholders agreements between other shareholders of the Company.

         7.1.10 Subject to the encumbrances disclosed in Schedule No. 27, the Company shares are free of any encumbrances consisting of any limited property rights or other commitment related rights created in favor of any third parties created directly or indirectly by an agreement, a unilateral representation of will or by operation of law.

         7.1.11 Subject to the resolutions disclosed in Schedule No. 28 to the Agreement, such resolutions being subsequently revoked or otherwise becoming invalid, in the period since the Company has been transformed from a state enterprise into a joint stock company and until the Execution Date the General Meeting of Shareholders of the Company has not adopted any resolution on:

                  (a) increase, decrease or change of capital structure of its share capital; orb

                  (b) issuance of securities or other instruments convertible to company Shares or authorizing to share Company profits or to exercise any corporate authority in the Company.

         7.1.12 The Seller represents that apart from: (i) the agreement of June 24, 2003 for construction works made between the Seller and Scrapena S.A.; (ii) the agreement of June 4, 2003 entered into between the Company and OSTRANA Internationale Handelsges.m.b.H with its registered seat in Vienna, Austria;
                  (iii) the agreement of June 4, 2003 entered into between the Company and FLT - METALL HmbH with its registered seat in Dusseldorf, Germany; (iv) the Cooperation Agreements; and (v) other agreements between the entities of the Company Group and the Seller or entities from the Seller's Group, which were in force as of May 31, 2003, the entities of the Company Group have not entered into any other agreements and have not performed any actions resulting in any payments or the need to satisfy any in-kind obligations in favor of the Seller or entities from the Seller's Group. Complete copies of the agreements referred to in this clause have been presented to the Buyer and are attached to this Agreement in Schedule No. 13 and in Schedule No. 25.

         7.1.13 The Seller represents that it reviewed the Company's representation attached to this Agreement as Schedule No. 26 and that it is not aware of any information with regards to the Company having any other ownership titles or rights of perpetual usufruct to any real property or a fractional part of a real property or a separate right to premises, other than those disclosed in Schedule No. 26.

         7.1.14 Subject to temporary concealment of certain information and documents relating to entities of the Company Group prior to 23 June, 2003 to which the Buyer has then obtained access within the scope it thought necessary, the Seller represents that:

                  (a) it did not conceal from the Buyer or its advisors any information or documents relating to the entities of the Company Group for the disclosure of which the Buyer or its advisors applied, either in writing or electronically, to the Seller, its representatives, advisors, and, in particular to BRE Corporate Finance S.A. with its registered seat in Warsaw;

                  (b) it did not take any actions aimed at concealing from the Buyer or its advisors by the entities of the Company Group, their representatives of any information or documents relating to the entities of the Company Group for the disclosure of which the Buyer or its advisors applied to the entities of the Company Group and their representatives;

                  (c) it did not conceal from the Buyer or its advisors, any documents relating to any factual or legal actions taken or omitted by the entities of the Company Group which could be reasonably deemed as material for the operations of the Company Group and of which it was aware that they are not known to the Buyer and its advisors.

         7.1.15 According to the Seller's knowledge, the entities of the Company Group, in the period between June 26, 2003 and the Execution Date, conducted their operations in the manner in which such operations were conducted in the past, and no events occurred in such period which would have a material adverse effect on the condition of such entities' enterprises.

         7.1.16 The representations and warranties contained in this Agreement are the only representations and warranties made by or in the name of the Seller in relation to execution and performance of the Agreement.

7.2 Validity of Representations and Warranties. All the representations and warranties of the Seller made in this Article shall remain valid and up-to-date until the Closing Date and thereafter, unless a change or expiry thereof results from the terms and conditions hereof.

                                    ARTICLE 8
                           TERMS OF SELLER'S LIABILITY

8.1 Scope of Seller's Liability. The Seller's representations and warranties contained in Article 7 of the Agreement are the only representations and warranties made by the Seller to the Buyer in relation to execution and performance of this Agreement. For avoidance of doubt the Parties agree that the Buyer will not relay on any representations and warranties, expressed or implied, made by or on behalf of the Seller, other than the representations and warranties made by the Seller in this Agreement.

8.2 Exclusion of Liability. The Seller shall not be liable for breach of Seller's representations and warranties, if the Buyer's indemnity claim:

         8.2.1 would not have existed in full or in part but for actions or omissions by the Company after the Closing Date, however not earlier than after Buyer's effective assumption of control over the Company's Management Board (for the purposes of this clause effective assumption of control over the Company's Management Board shall mean the appointment of such a number of Buyer's representatives to the Company's Management Board which will ensure it majority on the Management Board), or after the date on which such appointment would have been possible, but was not made due to circumstances for which the Buyer is liable; or

         8.2.2 would not have existed in full or in part but for actions or omissions by the Company after the Execution Date, due to actions taken by the Seller or the Seller's Representative in relation to Seller's due performance of the obligations defined in Article 4 of the Agreement;

         8.2.3 would not have existed in full or in part but for actions or omissions of the Buyer or the Buyer's Representative after the Execution Date; or

         8.2.4 results from any event which has been previously presented to the Buyer by the Seller, any of its advisors or the Company, or an event of which the Buyer is aware in relation to its own due diligence of the Company made prior to the Execution Date.

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

8.3 Term of Liability. Except for any indemnity claims due to breach of representations and warranties referred to in Article 7.1.6, 7.1.8 first sentence and Article 7.1.13, the Seller shall not be liable for any claims for breach of any Seller's representations and warranties provided in the Agreement after 24 (twenty four) months from the Closing Date.

                                    ARTICLE 9
                           VALIDITY, RIGHT TO WITHDRAW

9.1 Failure to Satisfy Conditions to Purchase. Unless the Parties provide otherwise, in the event of failure to satisfy any of the Conditions to Purchase referred to in Article 3.1 by December 15, 2003 due to circumstances for which none of the Parties is liable, this Agreement shall be terminated and the Parties shall have no claims against each other resulting from termination of the Agreement. Furthermore, between the Execution Date and December 15, 2003, the Buyer shall, within seven
         (7) days from the date of becoming aware of occurrence of a Material Adverse Change, have the right to withdraw from the Agreement without designating any grace period (Buyer's representation on withdrawal due to occurrence of a Material Adverse Change should be made in writing with signatures of the Buyer's representatives certified by a notary). In the event of such termination this Agreement shall be terminated and the Parties shall have no claims against each other in this respect.

9.2 Failure to Satisfy Conditions Due to Action or Omission by the Parties. Failure to Perform Obligations. If (i) any of the Conditions to Purchase referred to in Article 3.1 are not satisfied due to circumstances for which the Buyer is liable or (ii) any of the Conditions to Purchase referred to in Article 3.1 are not satisfied due to circumstances for which the Seller is liable or (iii) in the event of non-performance or improper performance of the Buyer's obligations referred to in Article 2.7.2 through the end of 2.7.8; (iv) in the event of non-performance or improper performance of the Seller's obligations referred to in Article 2.8.2 through the end of 2.8.9 ("BREACH OF AGREEMENT") - the other Party may withdraw from the Agreement without designating any grace period and demand from the Party Breaching the Agreement payment of an amount equal to the Escrow Amount. If it is the Seller who is the withdrawing Party, it may demand to be paid the Escrow Amount from the Escrow Account. If it is the Buyer who is the withdrawing Party, it may demand payment in its favor of an amount equal to the Escrow Amount and demand release of the Seller's promissory note from the Deposit, such promissory note securing payment of the above amount. The contractual right of withdrawal referred to in this Article may be exercised on or before December 15, 2003.

         9.2.1 The Seller shall have the right to withdraw from the Agreement and demand payment of the Escrow Amount also in the following circumstances:

                  (a) Buyer's failure to notify, within seven (7) days of the Execution Date, of the intention to effect concentration in accordance with the requirements of the Protection of Competition and Consumers Act of December 15, 2000 (Dz.U. 2000, No. 122, item 1319, as amended); or

                  (b) Buyer's failure to file, within fourteen (14) days of the Execution Date, an application to the Minister of Internal Affairs and Administration for a permit for the Buyer to purchase the Shares in accordance with the requirements of the Acquisition of Real Estate by Foreigners Act of March 24, 1920 (Dz.U. 1996, No. 54, item 245, as amended), unless the failure to file the motion results from circumstances for which are beyond the Buyer's control.

         9.2.2 For avoidance of doubt, the Parties jointly represent that the following shall not be considered failure to satisfy Conditions to Purchase due to circumstances for which a given Party is liable:

                  (a) issuance by the UOKiK President of a decision prohibiting concentration or a conditional consent for concentration consisting of Buyer's purchase of the Shares, unless such decision, or a conditional decision was issued in result of circumstances for which the relevant Party is liable; or

                  (b) issuance by the Minister of Internal Affairs and Administration of a decision denying consent for Buyer's purchase, on the basis of the Acquisition of Real Properties by Foreigners Act of March 24, 1920, unless such decision was issued in result of circumstances for which the relevant Party is liable; or

                  (c) failure to perform the BRE Bank obligations referred to in the BRE Bank Agreement; or

                  (d)      occurrence of a Material Adverse Change; or

                  (e) failure to satisfy any of the Conditions to Purchase defined in Article 3.1 due to one Party's failure to perform its obligations if performance thereof is directly conditional upon prior performance of obligations by the other Party and such obligation has not been performed.

9.3 Contractual Penalty due to Buyer's Delay. If the Buyer fails to pay the Escrow Amount to the Escrow Account within three (3) business days from the Date of Execution of this Agreement, however not earlier than within three (3) business days from the date of execution of the Escrow Agreement, the Seller shall be authorized to demand that the Buyer pays a contractual penalty of PLN 10,000,000 (ten million).

                                   ARTICLE 10
                                 CONFIDENTIALITY

10.1 Confidential Information. The Parties mutually agree to treat as confidential: (i) any and all information and documents held by a given Party, its employees, representatives and advisors and relating to the entities of the Company Group, and (ii) the information relating to this Agreement (jointly referred to as ,,CONFIDENTIAL INFORMATION"). The Confidential Information shall include in particular any data, materials, technical and financial documentation and any documentation related to conducted operations, all the ideas, inventions, trade secrets, designs, business plans and other written or oral information relating to the entities of the Company Group, including those relating to the principles of pricing and sales, products, clients and suppliers of the entities of the Company Group.

10.2 Disclosure of Confidential Information. The Parties agree that without the prior written consent of the other Party (i) they shall not copy, disseminate or disclose any Confidential Information to any persons other than the members of the Parties' authorities, their employees, advisors, banks and representatives which must have such information for the purposes of reviewing, evaluating or conducting negotiations in relation to the transaction to be entered between the Parties; (ii) they will not use the Confidential Information for any purposes other than provided under this Agreement.

10.3 Breach of Confidentiality Obligation. Should the terms of this Article be breached by any of the Parties, the Party in breach shall be obligated to pay to the other Party, a contractual penalty of PLN 500,000 (five hundred thousand) for any such event with no obligation to prove that in result of such breach it did incur damage.

10.4 Exclusions. The obligations relating to observing confidentiality as provided in the Agreement do not apply:

         10.4.1 if application thereof would result in the inability of the Parties or their dominating entities of subsidiaries to disclose information required by applicable laws or by a court, an administrative authority or a stock exchange, and in particular in relation to the duty to disclose all the material events having the influence on legal and financial position, which the given Party, its dominating entity or subsidiary is obliged to disclose by operation of law or should disclose because of standard practice on any specific securities market ensuring transparency of the operations of the Party, its dominating entity or subsidiary as a public company;

         10.4.2 with regards to publicly available information or information which were made public otherwise than in violation of the terms and conditions hereof.

10.5 New Undertakings. Should the Buyer commence any new market ventures competitive to the operations of the entities of the Company Group, conducted with due observance of fair competition, it shall not be considered as breach of the confidentiality clause contained in the Agreement. Except for (i) information which is generally accessible or disclosed to the public otherwise than in result of breach of this Agreement; (ii) other information which is not subject to confidentiality restrictions applying to the enterprise and protected by laws in force or (iii) information disclosed on the basis of Article 10.4.1; if the Closing does not occur, the Buyer covenants to:

         10.5.1 destroy all Confidential Information in possession of the Buyer or its representatives and advisors, fixed on any tangible or intangible media, including those in the form of electronic entries, compilations of documents, correspondence, notes, etc.; and

         10.5.2 refrain from using and procure that the Buyer's subsidiaries and affiliates (as defined in the Commercial Companies Code) will refrain from using any of the Confidential Information in any activities competitive to the Seller or the Company.

10.6 Term. The above obligation to maintain confidentiality shall be biding to:

         10.6.1   the Buyer, with respect to Confidential Information defined in
                  Article 10.1, subsection (i) until the Closing Date only;

         10.6.2 the Seller, with respect to Confidential Information defined in Article 10.1, subsection (i) for a period of 5 (five) years from the Execution Date;

         10.6.3 the Parties with respect to Confidential Information referred to in Article 10.1, subsection (ii) for the period of three
                  (3) years from the Execution Date.

                                   ARTICLE 11
                                FINAL PROVISIONS

11.1     Notices.

         11.1.1 Any and all notices, documents, information and other correspondence made in relation to this Agreement must be in writing (otherwise being null and void), in two language versions, English and Polish, and shall be deemed as properly served if delivered by hand, by courier or by registered letter, return receipt requested, to the following addresses for delivery:

                  To the Seller:

                  Impexmetal S.A.
                  ul. L ucka 7/9, 00-842 Warsaw, Poland
                  Tel.: +48 (22) 658 62 61
                  Fax: +48 (22) 039 120 542
                  e-mail: k.adamski@impexmetal.com.pl
                  Att.: Krzysztof Adamski

                  To the Buyer:

                  Commercial Metals (International) AG
                  Lindenstrasse 14
                  CH-6340 Baar
                  Switzerland
                  Tel.: +41 41 766 96 66
                  Fax: +41 41 766 96 96
                  e-mail: ZugSteel@commercialmetals.com
                  Att.: Hanns Zollner, Ruedi Auf der Maur, Murray McClean

         11.1.2 Each of the Parties covenants further to immediately advise the Parties of any change of address, otherwise correspondence sent to such Party to the last known address shall be deemed as effectively delivered.

         11.1.3   Furthermore, each of the Parties covenants, respectively:

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

                  (a) the Seller, to deliver copies of all notices, documents and correspondence related to this Agreement which will be addressed to the Buyer, also for the attention of Pawel Rymarz/Dariusz Zych to:
                           Weil, Gotshal & Manges - Pawel Rymarz Sp.k., ul. Emilii Plater 53, 00-113 Warsaw. The Parties jointly represent that deliveries of notices, documents and other correspondence to the Buyer shall have legal effects as of the date of such delivery to the Buyer, and delivery to Weil, Gotshal & Manges - Pawel
                           Rymarz Sp.k. as referred to in this Article, shall be for information purposes only;

                  (b) the Buyer, to deliver copies of all notices, documents and correspondence related to this Agreement which will be addressed to the Seller, also for the attention of Leszek Filipowicz/Roman Tulin, to: BRE Corporate Finance S.A., ul. Wspolna 47/49, 00-684 Warsaw. The Parties jointly represent that deliveries of notices, documents and other correspondence to the Seller shall have legal effects as of the date of such delivery to the Seller, and delivery to BRE Corporate Finance S.A as referred to in this Article, shall be for information purposes only.

11.2 Settlement of Disputes. Any and all disputes resulting from the Agreement or related to execution thereof shall be settled amicably through direct negotiations of the Parties within thirty (30) days from the date on which the Company advised the other Party of the intention to settle the dispute amicably. If no amicable solution is reached within the time specified above, the dispute shall be settled by the Court of Arbitration at the Polish Chamber of Commerce in Warsaw in accordance with the Rules of such Court valid on the date of the Parties' request for such Court to settle the dispute.

11.3     Assignment of Rights and Duties.

         11.3.1 None of the Parties shall not be authorized to transfer any of its rights or duties resulting from this Agreement without the written consent of the other Party, otherwise being null and void.

         11.3.2 If effective assignment of rights and obligations referred to in Article 11.3.1 above requires execution of any legal or factual actions, the Parties, following consenting to such assignment, hereby covenant to execute the required actions on as soon as possible basis. Furthermore, in case of execution of any such assignment the Party which assigned its rights and obligations under this Agreement shall remain jointly and severally liable for proper performance of this Agreement with the entity in favor of which such assignment was made.

11.4     Governing Law. This Agreement shall be governed by Polish law.

11.5 Costs. Unless otherwise provided by this Agreement, each of the Parties will cover its own costs and expenses related to execution and performance of this Agreement.

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         11.5.1   The fee of the Notary referred to in Article 5 shall be paid by the Parties in equal parts.

         11.5.2 To avoid any doubt, the Seller represents that it none of the entities of the Company Group was or will be charged for any costs or expenses related to the preparation, negotiation, execution or performance of this Agreement or any other agreements referred to herein which are to be performance by the Seller. In particular, it applies to the costs of advice provided by BRE Corporate Finance S.A. with its registered seat in Warsaw, the law office Biuro Adwokackie BMK with its registered seat in Lodz and other advisors or consultants retained by the Seller in relation to the preparation of the tender procedure for the sale of the Shares. This representation does not apply to costs and expenses incurred by the Company within the scope in which it was necessary in relation to allow the due diligence of the Company by the Buyer and other entities participating in the tender procedure relating to the sale of Company Shares, organized by BRE Corporate Finance S.A. with its registered seat in Warsaw, as well as costs and expenses incurred by the Company in relation to the preparation and delivery of information and documents on behalf of the Seller and its advisors, in relation to such procedure.

         11.5.3 The Parties jointly represent that the transfer tax due with respect to purchase of the Shares by the Buyer shall be borne by the Buyer.

11.6 Entire Agreement. This Agreement and the schedules thereto constitute the entire understanding between the Parties and they supersede all prior agreements and understandings between the Parties with regards thereto, unless otherwise provided by the Agreement. Should any of the clauses of the Agreement become invalid or unenforceable, it shall not influence the validity and enforceability of the other clauses. Should any of the clauses of the Agreement be found invalid the other clauses of the Agreement shall remain valid and effective, unless the circumstances indicate that without such invalid clauses the Agreement would not have been made. Furthermore, the Parties jointly agree that if due to circumstances for which none of the Parties is liable, any of the transactions contemplated by this Agreement become ineffective or invalid, the Parties will take all reasonable action to repeat such action.

11.7 Amendments. Any and all amendments to the Agreement must be in writing, otherwise being null and void.

11.8 Counterparts. The Agreement was signed in four (4) counterparts: (i) two in Polish and (ii) two in English, one language copy for each of the parties. In case of any discrepancies between the Polish and English version, the Polish version shall prevail.

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For the Seller:                                        For the Buyer:

/s/Jerzy Kaminski                                      /s/ Hanns Zollner
-----------------                                      -----------------
Jerzy Kaminski                                         Hanns Zollner

/s/ Krzysztof Adamski                                  /s/ Ruedi Auf der Maur
---------------------                                  ----------------------
Krzysztof Adamski                                      Ruedi Auf der Maur

LIST OF SCHEDULES:

Schedule No. 1  -        List of Shares which are being sold by the Seller.;

Schedule No. 2  -        Extract form the Register of Commercial Registers
                         Office of the the Zug Canton relating to the Buyer;

Schedule No. 3  -        Form of Representation with Instructions Relating to
                         the First Part of the Purchase Price;

Schedule No. 4  -        Form of Waiver Notice of BRE Bank's Security Interest;

Schedule No. 5  -        Form of Waiver of PKO BP's Security Interest;

Schedule No. 6  -        Form of Waiver of the WFOS's Security Interest;

Schedule No. 7  -        Copy of the Agreement with BRE Bank;

Schedule No. 8  -        Extract form the Register of Entrepreneurs of the
                         National Court Register relating to the Company;

Schedule No. 9  -        Extract form the Register of Entrepreneurs of the
                         National Court Register relating to the Seller;

Schedule No. 10 -        Company's Statute with all amendments;

Schedule No. 11 -        Form of Deposit Agreement;

Schedule No. 12 -        Form of Escrow Agreement;

Schedule No. 13 -        Copies of the Cooperation Agreements (including
                         know-how agreement);

Schedule No. 14 -        Form of the Notification of Settlement;

Schedule No. 15 -        Form of the Notification of the Settlement of the
                         Cooperation Agreements;

Schedule No. 16 -        Form of the Seller's surety (Poreczenie) for the
                         repayment of the Impex Debt Value or the Buyer's surety for the repayment of the HZ Debt Value, respectively;

Schedule No. 17 -        Form of surety (Poreczenie) of the Company's repayment
                         of the Settlement Amount of the Cooperation Agreements;

Schedule No. 18 -        Form of the Seller's consent for the Buyer to apply to
                         the relevant tax office for a certificate stating the Seller's outstanding tax liabilities pursuant to
                         Article 306G of the Tax Ordinance;

Schedule No. 19 -        Form of the Seller's consent for the Buyer to apply to
                         the relevant social insurance office (ZUS) for a certificate stating the Seller's outstanding liabilities with respect to social insurance premiums, health insurance premiums and other premiums, payables and public dues which ZUS is authorized to collect;

Schedule No. 20 -        List of capital expenditures;

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Schedule No. 21 -        Additional rights which may be granted to Company's key
                         employees (excluded from restrictions resulting from Article 4.1.15 of the Agreement);

Schedule No. 22 -        Form of the termination of the Cooperation Agreements;

Schedule No. 23 -        Form of Supervisory Board resolutions;

Schedule No. 24 -        Form of resignation of the Company Supervisory Board
                         Member;

Schedule No. 25 -        Copies of agreements between the entities of the
                         Company Group and the Seller and entities of the Seller's Group which were binding on May 31, 2003;

Schedule No. 26 -        Representation of the Company containing the list of
                         Company's real properties;

Schedule No. 27 -        List of encumbrances on the Shares;

Schedule No. 28 -        list of shareholders' meetings resolutions.

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